Exhibit 99.1

Faraday Future to List on NASDAQ Through Merger With Property Solutions Acquisition Corp. With Estimated $1 Billion in Proceeds

●	Merger to provide an estimated $1.0 billion of gross proceeds to Faraday Future (“FF”), including $230 million in cash held by PSAC in trust assuming no redemptions and an upsized $775 million fully committed common stock PIPE at $10.00 per share.
●	Transaction is expected to fully fund the production of class defining ultimate-performance luxury electric FF 91 within 12 months of transaction close. This transaction also supports the future development of the company’s unique I.A.I system (Internet, Autonomous Driving, Intelligence).
●	FF has adopted a global hybrid manufacturing strategy consisting of its manufacturing facility in Hanford, California and a contract manufacturing partner in South Korea. FF 91 brings to market class-leading luxury and ultimate performance supported by nearly 900 filed or issued patents globally for its Variable Platform Architecture, Propulsion system, and Advanced Internet, Autonomous Driving and Intelligence (I.A.I.) technology.
●	Estimated post transaction equity value of approximately $3.4 billion; combined company to be named Faraday Future Inc. and will trade under the new ticker symbol “FFIE” with transaction close expected in Q2 2021.
●	PIPE anchor investors include leading institutional shareholders from the U.S. and Europe, a Top 3 Chinese OEM, and a Tier-1 city in China.
●	Noted SPAC Sponsor, Riverside Management Group (RMG), is serving as financial partner and advisor to PSAC.
●	All existing Faraday Future shareholders, including management, are rolling all of their equity.

Los Angeles, CA (January 28, 2021) – Faraday Future (“FF”, “the company” or “Faraday Future”), a California-based global shared intelligent mobility ecosystem company and Property Solutions Acquisition Corp. (“PSAC”) (NASDAQ: PSAC), a special purpose acquisition company (“SPAC”), today announced they have entered into a definitive agreement for a business combination. Following the closing, the combined company will be listed on the Nasdaq Stock Market under the ticker symbol “FFIE”.

The common stock PIPE includes over 30 leading long-term institutional shareholders from the U.S., Europe, and China. Anchor investors in the PIPE include a Top 3 Chinese OEM and long-only institutional shareholders. Including the $230 million in cash held by PSAC in trust, assuming no redemptions, and an upsized, $775 million fully-committed common stock PIPE at $10.00 per share, the transaction will provide $1.0 billion of gross proceeds to the combined company, providing sufficient funds to support the FF 91 scaled production and delivery.

PIPE investors include partners that will help support FF 91's production and the development and delivery of future vehicle models. FF’s strategic partners include one of China's top three OEMs and a key Chinese city, which the company believes will help establish FF’s presence in the Chinese vehicle market, further solidifying FF's unique US-China dual home market advantage.

Since its inception, FF has been committed to promoting the transformation of the automotive industry through product and innovations in technology, business models, user ecosystems and governance. With I.A.I as the core driving force, FF has created a smart driving platform and a third Internet living space. The FF 91 will be offered with unique technologies including software, Internet, and artificial intelligence, which sets FF apart from its competitors.

This transaction validates FF's vision to create a mobility ecosystem built upon innovations in technology and products. FF’s flagship product offering will be the FF 91, featuring industry leading 1,050 HP, 0-60 mph in less than 2.4 seconds, zero gravity seats with the largest 60-degree reclining angles and a revolutionary user experience designed to create a mobile, connected, and luxurious third Internet living space. FF 91 is targeted to launch within twelve months after closing of the merger.

Commenting on today’s significant milestones, Faraday Future’s Global Chief Executive Officer, Dr. Carsten Breitfeld said, “We are excited to enter into this partnership with PSAC. This is an important milestone in our company’s transformation, one that we achieved with strong commitment from our employees, suppliers, and partners in the U.S. and China, as well as the city of Hanford, California. I am excited that this business combination will allow us to launch the class defining FF 91, building upon the founder’s original vision to help our users and shareholders take part in shaping the future of mobility.“

"Faraday Future is a unique and differentiated electric vehicle company with significant growth prospects for the future,” said Property Solutions Co-CEO and Chairman Jordan Vogel. “We believe the excellent management team, led by Dr. Breitfeld, and industry-leading technology will allow Faraday Future to reach its true growth potential."

FF has invested over $2 billion dollars since its inception. In addition to the development of its first model FF 91, the product definition of the second model FF 81 has been completed, and the R&D work is progressing.

FF has built a strong portfolio for disruptive valuable technologies protected by nearly 900 filed or issued patents globally for its Variable Platform Architecture (“VPA”), Propulsion system, and Advanced I.A.I technology. According to a report by Randolph Square IP (“RSIP”), a patent data analysis firm, FF's patent portfolio far exceeds that of incumbent OEMs. The VPA is a modular skateboard-like platform which can be sized to accommodate various motor and powertrain configurations. This flexible modular design supports range of consumer and commercial vehicles and facilitates rapid development of multiple vehicle programs to reduce cost and time to market. FF’s propulsion system includes industry-leading inverter design, battery pack gravimetric energy density and propulsion system gravimetric power density. I.A.I. technology offers high-performance computing, high-speed Internet connectivity, Over-The-Air updates, an open ecosystem for third party application integration, in addition to several other proprietary innovations that enable the company to build advanced highly personalized experiences for users.

“Becoming a public company is an important milestone for Faraday Future and provides further access to capital via the public markets over time,” added Aaron Feldman, Co-Chief Executive Officer of Property Solutions. “We are extremely excited to share this compelling story and have great confidence that Faraday Future can deliver significant value for shareholders in the years ahead."

“RMG is pleased to have advised PSAC in this transaction and to be partnering with PSAC and FF in connection with the business combination,” said Bob Mancini, an RMG representative.

FF’s B2C passenger vehicle launch pipeline over the next five years includes FF 91 series, FF 81 series, and FF 71 series. FF 91 will define the FF brand DNA. This DNA will carry over to subsequent premium mass market vehicles in the portfolio – the FF 81, and FF 71. With such brand DNA, FF products are expected to be ahead of the competition in their respective segments in terms of their design, driving experience, interior comfort, connectivity, and user experience. FF 81 is expected to launch in 2023, and FF 71 in 2024. In addition to passenger vehicles, FF plans to launch a Smart Last Mile Delivery (“SLMD”) vehicle in 2023 leveraging its proprietary VPA. To implement a capital light business model, FF has adopted a global hybrid manufacturing strategy consisting of its refurbished manufacturing facility in Hanford, California and collaboration with a leading contract manufacturing partner in South Korea. The company is exploring the possibility of additional manufacturing capacity in China through a joint venture.

As the world's only tech-luxury intelligent Internet electric vehicle brand, FF expects to sell more than 400,000 units cumulatively over the next five years, and its first flagship model, the FF 91, has received over 14,000 reservations.

Users can reserve an FF 91 now at: https://www.ff.com/us/reserve

Transaction Overview

The transaction reflects an implied equity value of the combined company of approximately $3.4 billion, based on current assumptions, with a $10.00 per share PIPE subscription price. The transaction is supported by major suppliers, many of which will become shareholders. Upon closing, the combined company will receive up to $1.0 billion in cash assuming no redemptions by PSAC shareholders. The boards of directors for both FF and PSAC have unanimously approved the proposed business combination, which is expected to be completed in the second quarter of 2021, subject to, among other things, the approval by PSAC’s shareholders, satisfaction of the conditions stated in the definitive merger agreement and other customary closing conditions, including a registration statement being declared effective by the U.S. Securities and Exchange Commission (the “SEC”), the receipt of U.S. antitrust approval, and approval by The Nasdaq Stock Market to list the securities of the combined company.

At the close of the transaction, both Jordan Vogel of Property Solutions Acquisition Corp. and Philip Kassin of RMG will serve on the Faraday Future Board.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by PSAC with the SEC and available at www.sec.gov. More information about the proposed transaction will also be described in PSAC’s registration statement relating to the business combination, which it will file with the SEC.

Advisors

Credit Suisse and Stifel are serving as financial and capital markets advisors and Miller Buckfire is serving as financial advisor to FF. RMG and Deutsche Bank are serving as financial advisors to PSAC. Credit Suisse served as lead placement agent and Stifel also served as a placement agent for the PIPE. Sidley Austin LLP and O'Melveny & Myers are serving as legal advisors to FF. Latham & Watkins is serving as legal advisor to PSAC. EarlyBird Capital acted as sole underwriter on PSAC’s IPO.

Investor Presentation

Faraday Future and PSAC will host an investor call to discuss the proposed transaction today, January 28, 2021 at 8:00 A.M. ET. The conference call will be accompanied by a detailed investor presentation.

A live webcast of the call will be available here, and can also be accessed on https://www.ff.com/us/investors as well as Property Solutions Acquisition Corp.’s website at www.psacspac.com. For those who wish to participate by telephone, please dial 1-877-407-0792 (U.S.) or 1-201-689-8263 (International) and reference the Conference ID 13715770. A telephone replay will be available until midnight February 11, 2021 via webcast at https://www.ff.com/us/investors and via telephone at (844) 512-2921 (U.S.) and (412) 317-6671 (international callers/U.S. toll), conference ID number 13715770.

In addition, Property Solutions Acquisition Corp. will file an investor presentation with the SEC as an exhibit to a Current Report on Form 8-K prior to the call, which will be available on the SEC’s website at www.sec.gov.

About Faraday Future

Established in May 2014, Faraday Future (FF) is a global shared intelligent mobility ecosystem company, headquartered in Los Angeles, California. FF's vision is to create a shared intelligent mobility ecosystem that empowers everyone to move, connect, breathe, and live freely. FF aims to perpetually improve the way people move by creating a forward-thinking mobility ecosystem that integrates clean energy, AI, the Internet and new usership models. With the FF 91, FF has envisioned a vehicle that redefines transportation, mobility, and connectivity, creating a true “third Internet living space,” complementing users’ home and smartphone Internet experience.

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About Property Solutions Acquisition Corp.

Property Solutions Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more differentiated businesses. The company is managed by Co-CEO’s Jordan Vogel and Aaron Feldman.

Property Solutions I is a $230 million SPAC formed in July 2020 and is traded on the NASDAQ under the ticker symbol “PSAC”.

Important Information and Where to Find It

This press release relates to a proposed transaction between PSAC and FF. PSAC intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement and prospectus of PSAC and a consent solicitation statement with respect to FF. The proxy statement/consent solicitation statement/prospectus will be mailed to stockholders of PSAC as of a record date to be established for voting on the proposed business combination. PSAC also will file other relevant documents from time to time regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS OF PSAC ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED BY PSAC FROM TIME TO TIME WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement/consent solicitation statement/prospectus and other documents containing important information about PSAC and FF once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PSAC when and if available, can also be obtained free of charge by directing a written request to Property Solutions Acquisition Corp., 654 Madison Avenue, Suite 1009, New York, New York 10065.

Participants in the Solicitation

PSAC and FF and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of PSAC’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of PSAC’s directors and officers in PSAC’s filings with the SEC, including PSAC’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, which was filed with the SEC on November 13, 2020. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to PSAC’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/consent solicitation statement/prospectus for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement/consent solicitation statement/prospectus that PSAC intends to file with the SEC.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside PSAC’s or FF’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the proposed business combination; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by PSAC stockholders; the ability to meet the Nasdaq’s listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; FF’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; FF’s estimates of the size of the markets for its vehicles; the rate and degree of market acceptance of FF’s vehicles; the success of other competing manufacturers; the performance and security of FF’s vehicles; potential litigation involving PSAC or FF; the result of future financing efforts and general economic and market conditions impacting demand for FF’s products. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 and proxy statement/consent solicitation statement/prospectus discussed above and other documents filed by PSAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and neither PSAC nor FF undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts:

For Faraday Future

Investors:

IR@faradayfuture.com

Media:

media@faradayfuture.com

For Property Solutions Acquisition Corp.

Jordan Vogel

jordan@benchmarkrealestate.com